Exhibit 99.4

EXECUTION COPY

ROLLOVER AGREEMENT

June 3, 2010

Wellspring OMNI Holdings Corporation

c/o Wellspring Capital Partners IV, L.P.

Lever House

390 Park Avenue

New York, New York 10022-4608

Attn: William F. Dawson, Jr.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), by and among OMNI Energy Services Corp., a Louisiana corporation (the “Company”), Wellspring OMNI Holdings Corporation, a Delaware corporation (“Parent”), and Wellspring OMNI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition”), pursuant to which, on the terms and subject to the conditions of the Merger Agreement, Acquisition will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”). Capitalized terms used and not defined herein have the meanings set forth in the Merger Agreement.

The undersigned Persons set forth on Schedule A hereto (the “Parent Rollover Holders”) hereby commit to effect the contribution of the dollar amount of “Parent Rollover Shares” set forth opposite his name on Schedule A hereto (as applicable, the “Parent Rollover Shares” and the “Parent Rollover Contribution Amount”) to Parent on the terms and subject to the conditions herein and in the Summary of Stockholder Arrangements attached hereto as Annex A (the “Co-Investment Term Sheet”). Each Parent Rollover Holder shall contribute Company Common Stock and/or Company Preferred Stock, as the case may be, having a value equal to his Parent Rollover Contribution Amount in exchange for shares of common stock of Parent (“Parent Common Stock”) at a price per share of Parent Common Stock equal to the price per share of Parent Common Stock paid by Wellspring Capital Partners IV, L.P. (together with its affiliates, “Wellspring”) in connection with the transactions contemplated by the Merger Agreement. Each Parent Rollover Share that is Company Common Stock shall be valued at the Merger Consideration, and each Parent Rollover Share that is Company Preferred Stock shall be valued as though such Parent Rollover Share was converted into Company Common Stock immediately prior to the Effective Time and paid the Merger Consideration.

The undersigned Persons set forth on Schedule B hereto (the “Intermediate Rollover Holders” and together with the Parent Rollover Holders, the “Company Holders”) hereby commit to effect the contribution of the dollar amount of “Intermediate Rollover Shares” set forth opposite his name on Schedule B hereto (as applicable, the “Intermediate Rollover Shares” (together with the Parent Rollover Shares, the “Rollover Shares”) and the “Intermediate Rollover Contribution Amount”) to a subsidiary of Parent to be formed prior to the Closing (such entity, “Intermediate Holdco”) on the terms and subject to the conditions herein and in the material terms of the Intermediate Preferred Stock attached hereto as Annex B (the “Preferred Stock Term Sheet”). Each Intermediate Rollover Holder shall contribute Company Preferred Stock to Intermediate Holdco having a value equal to his Intermediate Rollover Contribution Amount in exchange for shares of preferred stock of Intermediate Holdco having the material terms set forth on Annex B (“Intermediate Preferred Stock”). Each Intermediate Rollover Share shall be valued as though such Intermediate Rollover Share was converted into Company Common Stock immediately prior to the Effective Time and paid the Merger Consideration.

The Rollover Shares exchanged for the Parent Common Stock or the Intermediate Preferred Stock shall in each case be in lieu of receiving the Merger Consideration in cash at the Closing for each Rollover Share, thereby reducing the cash consideration necessary for Parent to fund in order to consummate the Merger. The rollover contributions described herein are subject to all conditions to the Merger set forth in the Merger Agreement having been satisfied not later than the time of such contribution or, to the extent not satisfied, having been waived by Parent. Upon the contribution of the Rollover Shares as contemplated herein, Parent shall cause the following to occur, successively, in the order described: (i) the issuance of Parent Common Stock (A) to Wellspring, in exchange for cash, and (B) to Parent Rollover Holders, in exchange for Parent Rollover Shares, (ii) the issuance of (A) Intermediate Common Stock to Parent and (B) Intermediate Preferred Stock to Intermediate Rollover Holders, in exchange for Intermediate Rollover Shares, (iii) the Merger to be consummated pursuant to the terms and conditions of the Merger Agreement and (iv) and the issuance of the Term Loan (as defined below). The Parties intend that the transfers of cash and shares for shares described in (i) and (ii) of the preceding sentence shall qualify for treatment under Section 351 of the Internal Revenue Code.

Each Company Holder that holds Warrants hereby (i) represents and warrants that (A) it owns the number of Warrants listed on Schedule C and (B) it owns such Warrants, beneficially and of record, and it has good and valid title to such Warrants, free and clear of all Liens and (ii) acknowledges and agrees that any such Warrants that are not exercised prior to the Effective Time shall be cancelled at the Effective Time without any further liability or obligation on the part of the Company, Parent, Acquisition or their respective affiliates, officers, directors or stockholders.

Each Company Holder (on his or its own behalf) hereby (i) represents and warrants that it has the power and authority to make the contribution contemplated by this letter and to satisfy his/her obligations under this letter, (ii) represents and warrants that it owns the Rollover Shares, beneficially and of record, and it has good and valid title to such shares, free and clear of all Liens, (iii) makes the representations, warranties, covenants and indemnification set forth in Annex D hereto, (iv) to the extent that it is contributing Rollover Shares to Parent, agrees that it will become a party to, and be bound by, the Stockholders Agreement (as defined in the Co-Investment Term Sheet) at the Effective Time, (v) agrees that it will not Transfer (as defined in the Co-Investment Term Sheet) any Rollover Shares or convert any Rollover Shares that are Company Preferred Stock into Company Common Stock, in each case prior to the Effective Time, (vi) agrees and acknowledges that the Company shall have the right to redeem at the Effective Time all outstanding shares of Company Preferred Stock owned by it that are not Rollover Shares notwithstanding any notice requirements or other provisions to the contrary in

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the Company’s articles of incorporation, (vii) agrees and acknowledges that the Parent Common Stock and/or Intermediate Preferred Stock received by it will be subject to certain restrictions as set forth in the Stockholders Agreement and (viii) agrees and acknowledges that Wellspring will hold a term loan of Parent (the “Term Loan”) on the terms and conditions in the Summary of The Term Loan attached hereto as Annex C (the “Term Loan Term Sheet”).

This commitment will be effective as a binding agreement upon the acceptance of the terms and conditions of this letter and will expire upon the termination of the Merger Agreement in accordance with its terms.

Nothing in this letter is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than Parent.

The provisions of this letter contain the entire agreement of Parent and the Company Holders with respect to the subject matter hereof and supersede any prior written or oral agreements or understandings of Parent and the Company Holders with respect to the subject matter hereof. This letter may be executed by facsimile or via email as a portable document format (.pdf) and in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. This letter shall be binding upon and inure to the benefit of Parent and the Company Holder and their respective successors and assigns, but shall not be assignable by (i) Parent without the prior written consent of the Company Holder or (ii) the Company Holder without the prior written consent of Parent.

This letter, or any term or condition hereof, may be modified or waived only by a separate writing signed by Parent and the Company Holder so affected by such amendment. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this letter or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

This letter shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict or law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Courts for the State of Delaware in any action or proceeding arising out of or relating to this letter. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this letter and, therefore, waive the application of any law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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Schedule A, Schedule B, Schedule C, Annex A, Annex B, Annex C and Annex D to this letter are incorporated herein and shall be deemed a part of this letter in their entirety.

[Signature Page Follows]

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Please indicate agreement with the foregoing by signing in the space provided below.

Sincerely,

/s/ Brian J. Recatto
Brian J. Recatto

Address:	117 Thibodeaux Drive
Lafayette LA 70503

Taxpayer ID No:

[Signature Page to Rollover Agreement]

DENNIS R. SCIOTTO FAMILY TRUST DATED 12/19/94

By:	/s/ Dennis R. Sciotto
Name:	Dennis R. Sciotto
Title:	Trustee

Address:	7315 El Fuerte Street
Carlsbad CA 92009

Taxpayer ID No:

[Signature Page to Rollover Agreement]

EDWARD E. COLSON, III TRUST

By:	/s/ Edward E. Colson, III
Name:	Edward E. Colson, III
Title:	Trustee

Address:	2646 Marmol Court
Carlsbad CA 92009

Taxpayer ID No:

[Signature Page to Rollover Agreement]

Accepted and Agreed:

WELLSPRING OMNI HOLDINGS CORPORATION

By:	/s/ Joshua C. Cascade
Name:	Joshua C. Cascade
Title:	Secretary and Treasurer

[Signature Page to Rollover Agreement]

Schedule A

List of Parent Rollover Holders

Parent Rollover Holders	Parent Rollover Contribution Amount	Type of Parent Rollover Shares
Brian J. Recatto	$690,000.00	Company Common Stock and/or Company Preferred Stock and/or a Cash Investment

Dennis R. Sciotto Family Trust Dated 12/19/94	$5,150,000.00	Company Common Stock and/or Company Preferred Stock

Edward E. Colson, III Trust	$800,000.00	Company Common Stock and/or Company Preferred Stock

Schedule A

Schedule B

List of Intermediate Rollover Holders

Intermediate Rollover Holders	Intermediate Rollover Contribution Amount	Type of Intermediate Rollover Shares
Brian J. Recatto	$610,000.00	Company Common Stock and Company Preferred Stock and/or a Cash Investment

Dennis R. Sciotto Family Trust Dated 12/19/94	$4,550,000.00	Company Common Stock and Company Preferred Stock

Edward E. Colson, III Trust	$700,000.00	Company Common Stock and Company Preferred Stock

Schedule B

Schedule C

List of Warrants

Warrant Holder	Number of Warrants
Brian J. Recatto	0 shares

Dennis R. Sciotto Family Trust Dated 12/19/94	114,000 shares, exercisable into Company Common Stock at a price of $3.50 per share.

Edward E. Colson, III Trust	115,200 shares, exercisable into Company Common Stock at a price of $1.95 per share, and 12,000 shares, exercisable into Company Common Stock at a price of $3.50 per share.

Schedule C